CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 27, 2012, relating to the financial statements and financial highlights which appears in the November 30, 2011 Annual Report to Shareholders of MLP & Strategic Equity Fund Inc. and Nuveen Energy MLP Total Return Fund, and our report dated December 28, 2011 relating to the financial statements and financial highlights which appears in the October 31, 2011 Annual Report to Shareholders of MLP & Strategic Equity Fund Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, IL

April 2, 2012